Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Third Amended and Restated Input/Output, Inc. 2004 Long-Term Incentive Plan of Input/Output, Inc. of our reports dated March 14, 2007, with respect to the consolidated financial statements and schedule of Input/Output, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Input/Output Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Input/Output, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
August 8, 2007

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